Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290032

Prospectus Supplement No. 2

(to Prospectus dated September 9, 2025)

SUPPLEMENT NO. 2 TO

PROSPECTUS FOR

UP TO 15,105,000 ORDINARY SHARES

This Prospectus Supplement No. 2 is being filed to update and supplement the information contained in the prospectus dated September 9, 2025 (as supplemented from time to time, the “Prospectus”), relate to, among other things, the issuance and the resale from time to time of up to 15,105,000 Ordinary Shares by the selling shareholders named in this prospectus or their permitted transferees.

December 2, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of December 2025

Commission File Number: 001-42523

GCL Global Holdings Ltd

(Exact Name of Registrant as Specified in its Charter)

29 Tai Seng Ave., #02-01

Singapore 534119

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +65 80427330

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

On December 2, 2025, GCL Global Holdings Ltd. issued a press release relating to an equity investment in its publishing subsidiary and a press release relating to its participation in an upcoming investors conference. A copy of the two press releases are being furnished as Exhibits 99.1 and 99.2 hereto.

Exhibits

99.1	Press release dated December 2, 2025 relating to 4Divinity Pte. Ltd.
99.2	Press release dated December 2, 2025 relating to the Benchmark Discovery One-on-One Conference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: December 2, 2025

GCL Global Holdings Ltd.

	By:	/s/ Sebastian Toke
	Name:	Sebastian Toke
	Title:	Group CEO

Exhibit 99.1

GCL Announces $3 Million Strategic Investment in Publishing Subsidiary, 4Divinity, by ADATA Technology

SINGAPORE, Dec. 02, 2025 (GLOBE NEWSWIRE) -- GCL Global Holdings Ltd (Nasdaq: GCL) (“GCL” or the “Company”), a leading provider of games and entertainment, today announced that its publishing subsidiary, 4Divinity Pte. Ltd. (“4Divinity”), has received a $3.0 million strategic investment from ADATA Technology Co. Ltd. (“ADATA”), a global leader in memory and storage solutions listed on the Taipei Exchange (TPEX), for approximately 1.2% equity interests of 4Divinity.

Founded in 2001, ADATA is the world’s second-largest manufacturer of DRAM memory and SSDs. In addition to its core products, its XPG gaming division provides high-performance systems, components, and peripherals for gamers and esports professionals, earning global design awards. The investment offers the potential for partnership and synergies through tie-ins such as memory cards and gaming products that can be customized with game IP.

Simon Chen, Chairman and CEO of ADATA, stated that, “We are thrilled to formalize our collaboration with 4Divinity by becoming its strategic shareholder. We believe that the gaming titles that 4Divinity has in its pipeline have true blockbuster potential and its strong creative and operational leadership made this an easy decision for us. We look forward to playing a part in shaping the future of interactive entertainment.”

“We are honored to welcome one of the world’s most respected leaders in memory and storage technology as a strategic shareholder,” said Sebastian Toke, Group CEO of GCL. “This investment is a strong testament to the reputation 4Divinity has built in the global gaming industry and further reinforces our brand as a trusted and ambitious partner in next-generation entertainment. The collaboration further enhances our end-to-end ecosystem as we prepare to bring highly anticipated titles such as ‘Showa American Story’ and ‘The Defiant’ to market through our 4Divinity publishing arm. We look forward to exploring broader collaboration opportunities that leverage both parties’ strengths across gaming, infrastructure, and immersive digital entertainment.”

About GCL Global Holdings

GCL Global Holdings Ltd. (“GCL”) is a holding company incorporated in the Cayman Islands (GCL together with its subsidiaries, the “GCL Group”). Through its operating subsidiaries, GCL Group unites people through its ecosystem of content and hardware in games and entertainment, enabling creators to deliver engaging experiences to gaming communities worldwide with a strategic focus on the rapidly expanding Asian gaming market.

Drawing on a deep understanding of gaming trends and market dynamics, GCL Group leverages its diverse portfolio of digital and physical content as well as multimedia peripherals to bridge cultures and reach a global audience by introducing Asian-developed IP across consoles, PCs, and streaming platforms. Learn more at https://www.gclglobalholdings.com/

About 4Divinity

4Divinity is a digital and retail games publishing company and a wholly owned subsidiary of GCL, focused on bringing exciting game content from around the world to Asia and introducing Asian content to a global market. Along with its sister company, Epicsoft Asia, 4Divinity is partnering with publishers and development studios to introduce brand-new IP to the region. https://www.4divinity.com/

About ADATA – Innovating the Future

ADATA Technology is the world's second-largest manufacturer of DRAM memory and branded solid state drives, ranked top 25 among Best Taiwan Global Brands. ADATA's main product lines include memory modules, solid state drives, consumer electronics, and industrial solutions. The company has also expanded into enterprise storage under the TRUSTA brand, AI AMR robots, electric vehicles, and gaming products through its XPG brand. ADATA’s products have garnered wide international acclaim over the years including iF Design, Red Dot Design, and Taiwan Excellence awards. Looking to the future, ADATA remains committed to its sustainable vision of “Innovate Today, Embrace Tomorrow.” The company continues to embody the “hummingbird spirit” as it uses innovative technology to create a smart and colorful life for people everywhere. For more information, please visit www.adata.com.

Forward-Looking Statements

This press release includes “forward-looking statements” made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, and may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements may also include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the estimated implied enterprise value of GCL, GCL’s ability to scale and grow its business, the advantages and expected growth of GCL, and GCL’s ability to source and retain creative talent and publish games. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of GCL’s management and are not predictions of actual performance.

These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from those expressed or implied by these forward-looking statements. Although GCL believes that it has a reasonable basis for each forward-looking statement contained in this press release, GCL cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there are risks and uncertainties described in GCL’s annual report on Form 20-F, filed with the SEC on July 31, 2025, and other documents filed by GCL from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. GCL cannot assure you that the forward-looking statements in this press release will prove to be accurate. There may be additional risks that GCL presently knows or that GCL currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In light of the significant uncertainties in these forward-looking statements, nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. The forward-looking statements in this press release represent the views of GCL as of the date of this press release. Subsequent events and developments may cause those views to change. However, while GCL may update these forward-looking statements in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of GCL as of any date subsequent to the date of this press release. Except as may be required by law, GCL does not undertake any duty to update these forward-looking statements.

GCL Investor Relations:

Crocker Coulson
crocker.coulson@aummedia.org
(646) 652-7185

Exhibit 99.2

GCL to Participate in Benchmark’s 14th Annual Discovery One-on-One Conference

SINGAPORE, Dec. 02, 2025 (GLOBE NEWSWIRE) -- GCL Global Holdings Ltd (Nasdaq: GCL) (“GCL” or the “Company”), a leading provider of games and entertainment, today announced that the Company will be participating in the upcoming Benchmark Discovery One-on-One Conference in New York City.

Benchmark’s 14th Annual Discovery One-on-One Conference

1x1 in-person meetings

Who: Sebastian Toke, Group CEO

When: December 4, 2025, 8:45pm – 3:40pm Eastern

Where: New York Athletic Club in New York City

About GCL Global Holdings

GCL Global Holdings Ltd. (“GCL”) is a holding company incorporated in the Cayman Islands (GCL together with its subsidiaries, the “GCL Group”). Through its operating subsidiaries, GCL Group unites people through its ecosystem of content and hardware in games and entertainment, enabling creators to deliver engaging experiences to gaming communities worldwide with a strategic focus on the rapidly expanding Asian gaming market.

Drawing on a deep understanding of gaming trends and market dynamics, GCL Group leverages its diverse portfolio of digital and physical content as well as multimedia peripherals to bridge cultures and reach a global audience by introducing Asian-developed IP across consoles, PCs, and streaming platforms. Learn more at https://www.gclglobalholdings.com/

Forward-Looking Statements

This press release includes “forward-looking statements” made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, and may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements may also include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the estimated implied enterprise value of GCL, GCL’s ability to scale and grow its business, the advantages and expected growth of GCL, and GCL’s ability to source and retain creative talent and publish games. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of GCL’s management and are not predictions of actual performance.

These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from those expressed or implied by these forward-looking statements. Although GCL believes that it has a reasonable basis for each forward-looking statement contained in this press release, GCL cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there are risks and uncertainties described in GCL’s annual report on Form 20-F, filed with the SEC on July 31, 2025, and other documents filed by GCL from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. GCL cannot assure you that the forward-looking statements in this press release will prove to be accurate. There may be additional risks that GCL presently knows or that GCL currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In light of the significant uncertainties in these forward-looking statements, nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. The forward-looking statements in this press release represent the views of GCL as of the date of this press release. Subsequent events and developments may cause those views to change. However, while GCL may update these forward-looking statements in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of GCL as of any date subsequent to the date of this press release. Except as may be required by law, GCL does not undertake any duty to update these forward-looking statements.

GCL Investor Relations:

Crocker Coulson
crocker.coulson@aummedia.org
(646) 652-7185